KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2025, with respect to the consolidated financial statements of FrontView REIT, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas

December 8, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.